EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

USW Members Ratify Labor Agreement For AK Steel’s Mountain State Carbon Plant
West Chester, OH, May 1, 2019 - AK Steel (NYSE: AKS) said today that members of the United Steel Workers (USW), Local 9545, have ratified a three year labor agreement covering about 220 hourly production and maintenance employees at the company’s Mountain State Carbon (MSC) cokemaking plant in Follansbee, West Virginia. The agreement will be in effect until April 30, 2022.
“We are pleased to have reached a labor agreement at Mountain State Carbon for our employees who continue to provide good quality and cost effective coke for our steelmaking operations,” said Roger K. Newport, Chief Executive Officer of AK Steel.
Mountain State Carbon produces furnace coke for steelmaking and also for coke foundries.
AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, including electrical power, and distributors and converters markets. Through its subsidiaries, the company also provides customer solutions with carbon and stainless steel tubing products, die design and tooling, and hot- and cold-stamped components. Headquartered in West Chester, Ohio (Greater Cincinnati), the company has approximately 9,500 employees at manufacturing operations in the United States, Canada and Mexico, and facilities in Western Europe. Additional information about AK Steel is available at www.aksteel.com.

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